Voting Results of Special Meetings of Shareholders

A special meeting of shareholders (the “Special Meeting”) of the Frontegra Mastholm International Equity Fund (the “Mastholm Fund”) was held on February 26, 2010.  At the Special Meeting, shareholders voted on a proposal to approve a new subadvisory agreement between Mastholm Asset Management, LLC (“Mastholm”) and Frontegra Asset Management, Inc. (“Frontegra”).  Further details regarding the proposal and the Special Meeting are contained in a definitive proxy statement filed with the SEC on January 14, 2010.

At the Special Meeting held on February 26, 2010, a new subadvisory agreement between Mastholm and Frontegra was approved by the shareholders of the Mastholm Fund as follows:

Votes For	Votes Against	Abstained	Broker Non-Votes
16,818,207	0	0	N/A

A Special Meeting of shareholders of the Frontegra IronBridge Small Cap Fund, Frontegra IronBridge SMID Fund and Frontegra IronBridge Global Focus Fund (collectively, the “Funds”) was held on June 29, 2010.  At the Special Meeting, shareholders voted on a proposal to approve a new investment advisory agreement between the Frontegra Funds, Inc. (the “Company”), on behalf of the Frontegra IronBridge Small Cap Fund and the Frontegra IronBridge SMID Fund, and IronBridge Capital Management, L.P. (“IronBridge”).  Shareholders also voted on a proposal to approve the agreement and plan of reorganization between the Company, on behalf of the Funds, and IronBridge Funds, Inc., on behalf of the IronBridge Frontegra Small Cap Fund, IronBridge Frontegra SMID Fund and IronBridge Frontegra Global Fund.  Further details regarding each proposal and the Special Meeting are contained in a definitive proxy statement filed with the SEC on May 20, 2010.

At the special meeting held on June 29, 2010, the following actions were taken:

(1)
A new investment advisory agreement between the Company, on behalf of each of the following Funds and IronBridge was approved by shareholders of each Fund (voting separately on a Fund-by-Fund basis) as follows:

Fund	Votes For	Votes Against	Abstained	Broker Non-Votes
Frontegra IronBridge Small Cap Fund	15,178,710	15,199	3,614	N/A
Frontegra IronBridge SMID Fund	28,513,586	31,460	19,409	N/A

(2)
The agreement and plan of reorganization between the Company, on behalf of each of the following Funds, and IronBridge Funds, Inc., on behalf of the IronBridge Frontegra Small Cap Fund, IronBridge Frontegra SMID Fund and IronBridge Frontegra Global Fund was approved by shareholders of each Fund (voting separately on a Fund-by-Fund basis) as follows:

Fund	Votes For	Votes Against	Abstained	Broker Non-Votes
Frontegra IronBridge Small Cap Fund	15,178,710	15,199	3,614	N/A
Frontegra IronBridge SMID Fund	28,510,951	31,460	22,044	N/A
Frontegra IronBridge Global Focus Fund	2,265,492	0	0	N/A